Exhibit 10.10A

FIRST LOAN MODIFICATION AGREEMENT

THIS FIRST LOAN MODIFICATION AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2011 by and among UNION BANK, N.A. (“Bank”), WAGEWORKS, INC., a Delaware corporation (“Borrower”) and MHM RESOURCES, LLC, a Delaware limited liability company (“Closing Date Guarantor”), with respect to the following facts:

RECITALS

This Agreement is made and entered into in reliance on the following recitals, which are acknowledged by each Obligor and Bank to be true and accurate:

A. Bank and Borrower have entered into that certain Commercial Credit Agreement dated as of August 31, 2010 (as amended, modified, supplemented or restated from time to time, collectively, the “Loan Agreement”) pursuant to which Bank agreed to provide to Borrower, on and subject to the terms and conditions set forth therein, a revolving credit facility for loans up to Fifteen Million Dollars ($15,000,000). Borrower may have liabilities to Bank under other credit facilities or bank or cash management products; Bank and Borrower intend that such other facilities shall not be affected by this Agreement and shall remain in full force and effect in all respects. Capitalized terms not defined herein shall have the meanings assigned to them in the Loan Agreement.

B. To induce Bank to extend credit to Borrower, Closing Date Guarantor has unconditionally guaranteed the payment and performance of all of the Borrower’s obligations to Bank pursuant to that certain Continuing Guaranty dated as of August 31, 2010 (as amended, modified, supplemented or restated from time to time, collectively, the “MHM Guaranty”).

C. To secure, among other things, payment and performance of all of Borrower’s indebtedness, liabilities and obligations to Bank and all of Closing Date Guarantor’s indebtedness, liabilities and obligations under the MHM Guaranty, each of Borrower and Closing Date Guarantor executed and delivered to Bank that certain Security Agreement dated as of August 31, 2010 by and among Bank, Borrower and Closing Date Guarantor and an Intellectual Property Security Agreement, each dated as of August 31, 2010, pursuant to which Borrower and Closing Date Guarantor each granted to Bank a security interest in substantially all of their respective properties and assets, other than Client Trust Accounts.

D. There are no written or oral agreements concerning or affecting the Revolving Loans between Obligors, on the one hand, and Bank, on the other, other than the Loan Documents.

E. At Borrower’s request, Bank is willing to modify the Loan Documents as set forth herein, provided that the conditions set forth herein are satisfied within the time periods required under this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Incorporation of Recitals. Each of the above recitals is incorporated herein as true and correct and is relied upon by each party to this Agreement in agreeing to the terms of this Agreement.

2. Confirmation of Debt and Loan Documents. Borrower and each other Obligor hereby ratifies, reaffirms and confirms all of the terms and conditions of the Loan Documents in all respects and hereby acknowledges that the Loan Documents are valid and enforceable obligations against Borrower and each other Obligor, due and payable in full, without defenses, setoffs or counterclaims of any kind. The indebtedness evidenced by the Loan Documents is hereby acknowledged and admitted. Except as expressly set forth herein, this Agreement shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Loan Agreement or any other Loan Document. This Agreement shall not operate as a waiver of any right, power, or remedy of Bank under the Loan Agreement or any other Loan Document. Borrower and each other Obligor hereby confirm that all obligations of Borrower and each other Obligor to Bank are secured by a perfected, first-priority security interest in the Collateral.

3. Conditions Precedent. Each Obligor understands that this Agreement shall not be effective and Bank shall have no obligation to amend the terms of the Loan Documents as provided herein, unless and until each of the following conditions precedent has been satisfied not later than November 30, 2011, or waived by Bank (in Bank’s sole discretion):

(a) Each Obligor shall have executed and delivered to Bank this Agreement.

(b) Bank shall have received a certificate of Borrower’s Chief Financial Officer dated as of the date of this Agreement, in form and substance satisfactory to Bank.

(c) The representations and warranties of each Obligor under the Loan Agreement, this Agreement and each other Loan Documents, as applicable, shall be true and correct as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true, correct and complete as of such earlier date).

(d) Borrower shall have reimbursed Bank for Bank’s costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (including the fees of Bank’s in-house legal counsel and staff), incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated hereby.

(e) Borrower shall have paid to Bank the Amendment Fee specified in Section 4, which shall be fully-earned upon receipt.

(f) Bank shall have received favorable opinions of legal counsel to Borrower and each other Obligor, addressed to Bank, dated as of the date hereof, and in form and substance satisfactory to Bank.

(g) Bank shall have received certificates of the secretary of each Obligor certifying the resolutions approving this Agreement and the other Loan Documents and the incurrence of indebtedness thereunder and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such certificates shall also designate the persons who are authorized to act on Borrower’s and each other

Obligor’s behalf in connection with this Agreement and the other Loan Documents to do the things required of Borrower or any other Obligor pursuant to this Agreement or the other Loan Documents.

(h) On or before such time as Bank may require, Borrower and each other Obligor shall have taken any and all actions and executed and delivered to Bank any and all documents necessary or appropriate in Bank’s sole discretion to effectuate this Agreement.

4. Amendment Fee. In consideration of the modifications granted by Bank to Borrower pursuant to this Agreement, including extension of additional credit, Borrower shall pay to Bank concurrent with the execution of this Agreement, a non-refundable commitment fee of Eighty-Seven Thousand Five Hundred Dollars ($87,500) (the “Amendment Fee”).

5. Modification of Loan Documents. To induce Bank to enter into this Agreement, Borrower agrees that the Loan Documents are hereby supplemented and modified as follows, which modifications shall supersede and prevail over any conflicting provisions of the Loan Documents:

(a) Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.1 Revolving Loan. Subject to the terms and conditions of this Agreement, Bank will make advances to Borrower at Borrower’s request in an aggregate principal amount at any one time outstanding not to exceed Fifty Million Dollars ($50,000,000) (the “Revolving Loan”). The proceeds of such advances shall be used only for acquisitions permitted hereunder. In no event shall Borrower use any proceeds of the Revolving Loan for personal, family, household or agricultural purposes. Borrower may borrow, repay and reborrow all or any part of the Revolving Loan, subject to the terms of this Agreement. Interest on the Revolving Loan shall be payable monthly on the first (1st) day of each month, commencing December 1, 2011. All advances must be requested not later than the Maturity Date, on which date all unpaid principal of and accrued but unpaid interest on the Revolving Loan shall be due and payable and Bank shall have no further obligation to make Revolving Loans. Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct absent manifest error. The omission of Bank to make any such entry shall not discharge Borrower from Borrower’s obligation to repay in full with interest all amounts borrowed under the Revolving Loan.”

(b) Section 1.7 of the Loan Agreement is hereby amended by adding or amending and restating the following defined terms to read as follows:

“5% Subsidiary” means a Subsidiary of Borrower that, at any time, qualifies as a Material Subsidiary, other than a Subsidiary that qualifies as a Material Subsidiary solely because it is a Domestic Subsidiary.

“Commitment Extension Conditions” means the occurrence of each of the following:

(i) Bank shall have received from Borrower, no later than September 30, 2012, a certificate of the Chief Executive Officer or Chief Financial Officer of Borrower, in form and substance satisfactory to Bank (such certificate, the “Commitment Extension Certificate”), certifying that, as of the date of such certificate: (A) except for the conversions, common stock dividends and repurchases expressly permitted under Sections 9.21 and 9.22(a) hereof, no stockholder of Borrower has any right (contingent or otherwise), whether under Section B.3 of Article 4 of Borrower’s Amended and Restated Certificate of Incorporation or otherwise, to demand or compel Borrower to repurchase or redeem any capital stock or other equity interests of Borrower, to make any dividend or other distribution on account of, or any payment with respect to, any capital stock or other equity interests of Borrower, other than (i) such rights that give rise to obligations of Borrower that remain performable solely at the option of Borrower (by way of example, payments made pursuant to the liquidation provisions of Borrower’s charter) and (ii) redemption or dividend rights that are first exercisable by the holder thereof after December 31, 2013; and (B) no event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default, has occurred and is continuing;

(ii) Bank shall have received from Borrower a certificate, in form and substance satisfactory to Bank, delivered as of October 31, 2012, certifying, as of such date, that the matters covered in the Commitment Extension Certificate remain true, correct and complete; and

(iii) Bank shall have received from Borrower, on or before October 31, 2012, payment of a commitment extension fee in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) which fee shall be non-refundable and fully-earned upon receipt.

“EBITDA” means, for any period of measurement, a Person’s Consolidated Net Income (Loss) plus interest, taxes, depreciation and amortization expense (including the impairment of goodwill or other intangible assets), non-cash charges required to be made pursuant to FAS 141R (including, non-cash changes in contingent consideration), and other noncash items (including, without limitation non-cash expenses for stock based compensation), all as determined in accordance with GAAP as applicable, for such period.

“EBITDA Amount” means, for purposes of calculating the minimum cash flow coverage ratio in Section 9.1(c), Borrower’s consolidated EBITDA for the twelve (12) month period ending on the last day of each fiscal quarter; provided, however, if the Gotham Acquisition is consummated prior to March 31, 2012:

(1) the EBITDA Amount calculated as of the last day of the fiscal quarter during which the Gotham Acquisition is consummated, shall be the amount equal to Borrower’s consolidated EBITDA for the twelve (12) month period ending on such date (calculated without inclusion of Gotham 2011 EBITDA) plus an amount equal to sixty-five percent (65%) of the Gotham 2011 EBITDA;

(2) the EBITDA Amount calculated as of last day of the first fiscal quarter immediately following the fiscal quarter during which the Gotham Acquisition is consummated shall be the amount equal to Borrower’s consolidated EBITDA for the twelve (12) month period ending on such date (calculated without inclusion of Gotham 2011 EBITDA) plus an amount equal to thirty-seven and one-half of one percent (37.5%) of the Gotham 2011 EBITDA;

(3) the EBITDA Amount calculated as of last day of the second fiscal quarter immediately following the fiscal quarter during which the Gotham Acquisition is consummated shall be the amount equal to Borrower’s consolidated EBITDA for the twelve (12) month period ending on such date (calculated without inclusion of Gotham 2011 EBITDA) plus an amount equal to twenty-five percent (25%) of the Gotham 2011 EBITDA; and

(4) the EBITDA Amount calculated as of last day of the fiscal quarter immediately following the third fiscal quarter during which the Gotham Acquisition is consummated shall be the amount equal to Borrower’s consolidated EBITDA for the twelve (12) month period ending on such date (calculated without inclusion of Gotham 2011 EBITDA) plus an amount equal to twelve and one-half of one percent (12.5%) of the Gotham 2011 EBITDA.

“Gotham 2011 EBITDA” means, for the twelve (12) month period ending December 31, 2011, Gotham’s Consolidated Net Income (Loss) plus interest, taxes, depreciation and amortization expense (including the impairment of goodwill or other intangible assets), and other noncash items (including, without limitation non-cash expenses for stock based compensation), all as determined in accordance with GAAP, for such period.

“Gotham Acquisition” means the proposed acquisition by Borrower of all or substantially all of the assets and liabilities of the Person identified to Bank by the Chief Financial Officer of Borrower on October 4, 2011, and for which Borrower has provided Bank with the audited financial statements of such Person for its fiscal years ending December 31, 2009 and December 31, 2010 (such Person, “Gotham”), which acquisition shall be on the terms and subject to conditions permitted hereunder or otherwise satisfactory to Bank.

“Maturity Date” means, October 31, 2012; provided however, the Maturity Date shall be automatically extended to October 31, 2013 if each of the Commitment Extension Conditions has been timely satisfied, as determined by Bank in its good faith discretion, or waived, in writing by Bank, in its sole and absolute discretion.

“Minimum CFCR Amount” means, for any date of determination, 1.50 to 1.00 calculated as of the close of each fiscal quarter; provided, however, if the Gotham Acquisition is consummated prior to March 31, 2012, the Minimum CFCR Amount shall be (a) 1.30 to 1.00 for each of the four fiscal quarters ending on or after the date on which the Gotham Acquisition is consummated, and (b) 1.50 to 1.00 at all times thereafter.

“Minimum EBITDA Amount” means, for any date of determination, Five Million Dollars ($5,000,000); provided, however, for the months ending August 31, September 30, October 31 and November 30 of each year, if Borrower’s EBITDA for the period of six (6) consecutive months ending on such date is greater than Eight Million Dollars ($8,000,000), then the Minimum EBITDA Amount for such date shall be Three Million Five Hundred Thousand Dollars ($3,500,000).

“PBS” means Planned Benefit Systems Incorporated, a Colorado corporation.

“Permitted Liens” means those Liens permitted by Section 9.16 hereof.

(c) Section 9.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.1 Financial Covenants. Maintain or achieve in accordance with GAAP:

(a) Quick Ratio. A quick ratio of Borrower’s consolidated (i) cash plus marketable securities plus trade accounts receivable (excluding those owing from affiliates) minus bad debt reserve to (ii) all current liabilities (including all indebtedness and obligations owing to Bank in respect of the Revolving Loan) of not less than: (1) 0.60:1.00 at all times from October 1, 2011 through December 31, 2011, and (2) 0.65:1.00 at all times thereafter.

(b) Minimum EBITDA. Borrower’s consolidated EBITDA measured as of the last day of each fiscal month, for the three month period ending on such date, of not less than the applicable Minimum EBITDA Amount for such date.

(c) Minimum Cash Flow Coverage Ratio. A ratio measured as of the last day of each fiscal quarter of (i) the EBITDA Amount for such date of calculation plus (to the extent deducted in the calculation of the EBITDA Amount) operating lease payments made during such period, minus Distributions made during such period, minus payments made during such period in respect of contingent acquisition-related obligations and liabilities such as earn-out and similar payments contingent, at the time of closing of the relevant acquisition, on future performance or revenues, to (ii) Debt Service on such date of calculation, of not less than the applicable Minimum CFCR Amount. As used herein, “Debt Service” shall mean, for any date of calculation, the sum of (a) an amount equal to one-quarter of the outstanding principal indebtedness owing in respect of the Revolving Loan on such date, plus (b) Borrower’s interest obligations for the twelve (12) month period immediately following the date of calculation, plus (c) operating lease payment obligations arising during the twelve (12) month period immediately following the date of calculation, plus (d) the principal portion of Borrower’s term obligations (including all capital lease obligations, but not including the Revolving Loan) coming due within the twelve (12) month period following the date of calculation.”

(d) Section 9.16 of the Loan Agreement is hereby amended by deleting the word “and” at the end of clause (k) thereof; replacing the period at the end of clause (l) thereof with “; and”; and inserting a new clause (m) to read as follows:

“(m) until such time as PBS becomes a 5% Subsidiary, the security interest granted by PBS to Revere Corporate Center, L.L.C., a Colorado limited liability company (“Revere”) pursuant to Section 30 of that certain Office Lease, dated as of May 3, 2006 by and between PBS and Revere, in the form provided to Bank on November 10, 2011; provided however, (i) prior to January 15, 2012, (A) such lease shall be amended, or the written consent of the holder of such security interest shall be obtained, to permit Bank to take a first-priority security interest, subject only to Permitted Liens, in and to all or substantially all of the assets and properties of PBS, which amendment or consent shall be in a form satisfactory to Bank, and (B) Bank shall have received a duly executed subordination agreement from Revere, in form and substance reasonably satisfactory to Bank, providing for, among other things, the unconditional subordination of such security interest to the Liens of Bank, satisfactory agreements regarding prohibitions on the exercise of remedies with respect to such security interest, and satisfactory consents and waivers relating to the disposition of the assets subject to such security interest by, or with the consent of Bank; and (ii) upon PBS becoming a 5% Subsidiary, such security interest shall be terminated and released to the satisfaction of Bank, and shall no longer qualify as a Permitted Lien hereunder.”

(e) Section 9.18 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.18 Acquisitions; Fundamental Changes. Without the prior written consent of Bank, neither liquidate, dissolve, enter into any consolidation, merger, partnership or other combination (or permit any Subsidiary to do so); nor convey, sell or lease all or substantially all of its assets or business; nor purchase or lease all or substantially all of the assets, equity interests or business of another person or entity (or permit any Subsidiary to do so); provided, however, that (i) Borrower may acquire, merge or consolidate with another Person so long as (a) such person or entity is in the same line of business as Borrower or a business incidental or closely related thereto, (b) Borrower or Borrower and a wholly-owned Subsidiary of Borrower, is the surviving and successor entity of such acquisition, merger or consolidation, (c) the aggregate value of the total cash consideration (including deferred purchase price payments and the maximum amount contractually payable in earn-out obligations) paid or payable and assets transferred in connection with such acquisition, merger or consolidation does not exceed Thirty Million Dollars ($30,000,000) for any single transaction or series of related transactions (provided that, if the Gotham Acquisition closes on or before March 31, 2012, then such single transaction (or series of related transactions) cap amount for the Gotham Acquisition shall be Thirty-Seven Million Dollars ($37,000,000)), and does not exceed, in the aggregate for all acquisitions, mergers and consolidations during any period of twelve (12) consecutive months, an amount equal to Fifty Million Dollars ($50,000,000) (provided that, if the Gotham Acquisition closes on or before March 31, 2012, then the aggregate transaction cap amount for any 12-month period that includes the date of the closing of the Gotham Acquisition shall be Fifty-Five Million Dollars ($55,000,000)), (d) the assets acquired, or owned by the Person acquired, will not be subject to any Lien following the effective date of such acquisition, merger or consolidation, other than any required Lien in favor of Bank and Permitted Liens, and (e) no Event of Default shall have occurred and be continuing on the effective date thereof or shall result from the consummation of such acquisition, merger or consolidation, (ii) Subsidiaries may merge with and into Borrower or a Guarantor and (iii) Subsidiaries may liquidate or dissolve, so long as any remaining assets are transferred to Borrower or a Guarantor.”

(f) Section 9.21 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.21 Dividends. Not declare or pay any dividends, other than dividends payable solely in its own common stock, or, except to the extent expressly permitted by Sections 9.22(a)(i) or (a)(iii), authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.”

(g) Section 9.22 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“9.22 Redemptions of Stock. (a) Not redeem or retire any share of its capital stock for value, except (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make payments in cash for any fractional shares upon such conversion, (ii) Borrower may pay dividends solely in common stock, and (iii) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements (not to exceed Fifty Thousand Dollars ($50,000) in any fiscal year). (b) Except for the conversions, common stock dividends and repurchases expressly permitted under Sections 9.21 and clause (a) hereof, not provide for, or permit to exist, whether under its Amended and Restated Certificate of Incorporation or otherwise, any right (contingent or otherwise) of any stockholder of Borrower to demand or compel Borrower to repurchase or redeem any capital stock or other equity interests of Borrower, or to make any dividend or other distribution on account of, or any payment with respect to, any capital stock or other equity interests of Borrower, other than redemption or dividend rights that are first exercisable after December 31, 2013, other than (i) the redemption rights under Section B.3 of Article 4 of Borrower’s Amended and Restated Certificate of Incorporation as in effect on November 1, 2011, (ii) rights that give rise to obligations of Borrower that remain performable solely at the option of Borrower (by way of example, payments made pursuant to the liquidation provisions of Borrower’s charter) and (iii) redemption or dividend rights that are first exercisable by the holder thereof sixty (60) days after the currently effective Maturity Date;”

(h) The Loan Agreement is hereby amended by inserting a new Section 9.29 to read as follows:

“9.29 Subsidiaries. Borrower shall, and shall cause each Material Subsidiary to, timely comply with the requirements of Section 4 hereof. Notwithstanding the foregoing, on or before January 15, 2012, Borrower and PBS shall take all such actions and shall execute and deliver to Bank all such documents, instruments, agreements and certificates as Bank may require to make PBS an Obligor and to provide Bank with a perfected, first-priority security interest in substantially all assets and properties of PBS, including, execution and delivery to Bank of a Continuing Guaranty, Security Agreement and Intellectual Property Security

Agreement, in each case in form and substance satisfactory to Bank. Borrower acknowledges that the failure to take such actions and to deliver such documents, instruments, agreements and certificates by such date, shall be an Event of Default hereunder.”

(i) Section 15 of the Loan Agreement is hereby deleted in its entirety.

6. Representations and Warranties. To induce Bank to enter into this Agreement, Borrower and each other Obligor hereby represents and warrants to Bank as follows:

(a) All representations and warranties contained in this Agreement and in any and all of the other Loan Documents are and remain true, correct and complete as of the date of this Agreement (except to the extent such representations and warranties expressly refer to an earlier date, in which case, they are and remain true, correct and complete as of such earlier date), and all such representations and warranties shall survive the execution of this Agreement.

(b) The execution, delivery and performance by Borrower and each other Obligor of this Agreement and all documents contemplated hereunder are within Borrower’s and such other Obligor’s powers, have been duly authorized, and are not in conflict with Borrower’s or any other Obligor’s certificate of incorporation, by-laws or operating agreement, or the terms of any charter or other organizational document of Borrower or such other Obligor; and all such documents constitute valid and binding obligations of Borrower and each such other Obligor, enforceable in accordance with their terms. In addition, such execution, delivery and performance by Borrower and each other Obligor will not violate any law, rule or order of any court or governmental agency or body to which Borrower or any other Obligor is subject; and cannot (except as expressly provided or contemplated herein) result in the creation or imposition of any lien, security interest or encumbrance on any now owned or hereafter acquired property of Borrower.

(c) No event has occurred or failed to occur that is, or, with notice or lapse of time or both would constitute a default, an Event of Default, or a breach or failure of any condition under any Loan Document. Borrower and each other Obligor, taken as a whole, are Solvent.

(d) As of the date hereof, (i) Borrower has no Material Subsidiaries, or Subsidiaries that are required to be designated as Material Subsidiaries under the Loan Documents, other than Closing Date Guarantor and PBS; and (ii) PBS is not a 5% Subsidiary.

(e) Attached hereto as Schedule A is a true, correct and complete list of all contracts, instruments, leases and other agreements to which Borrower or any of its Subsidiaries are a party or by which any of them or their assets or properties are bound as of the date hereof (i) that are material to Borrower or to Borrower and its Subsidiaries, taken as a whole, or (ii) the breach, cancellation or termination of which, or default under, could reasonably be expected to have a Material Adverse Effect.

(f) The Revolving Loan represents an unconditional, absolute, valid and enforceable obligation against Borrower and the Guaranties represent unconditional, absolute, valid and enforceable obligations of each other Obligor. Neither Borrower nor any other Obligor has any claims, counterclaims, or defenses against Bank or any other person or entity which would or might affect: (i) the enforceability of any provisions of the Loan Documents; or (ii) the collectability of sums advanced by Bank in connection with the Revolving Loan. Neither Borrower nor any other Obligor has any offsets, disputes or disagreements of any kind or nature whatsoever with respect to its obligations under the Loan Documents. Borrower and each other Obligor understands and acknowledges that Bank is entering into this Agreement in reliance upon, and in partial consideration for, these acknowledgments and representations, and agrees that such reliance is reasonable and appropriate.

7. Confirmation of Guaranty. Each Guarantor ratifies and reaffirms its obligations under the Guaranty, including the MHM Guaranty, that it has provided to Bank, and each and every term, condition, and provision of such Guaranty, the Security Agreement and each other Loan Document to which it is a party. Each Guarantor further represents and warrants that it has no defenses or claims against Bank that would or might affect the enforceability of its Guaranty or any other Loan Document and that its Guaranty and each other Loan Document to which it is a party remain in full force and effect.

8. Release. Borrower and each Guarantor hereby, for itself, its successors, heirs, executors, administrators and assigns (each a “Releasing Party” and collectively, the “Releasing Parties”), releases, acquits and forever discharges Bank, its directors, officers, employees, agents, attorneys, affiliates, successors, administrators and assigns (“Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever which any Releasing Party might have because of anything done, omitted to be done, or allowed to be done by any of the Released Parties and in any way arising out of or connected with the Revolving Loan or this Agreement or the other Loan Documents as of the date of execution of this Agreement, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, including, without limitation, any specific claim raised by any Releasing Party, (the “Released Matters”). Releasing Parties each further agrees never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding based in whole or in part upon the Released Matters. In furtherance of this general release, Releasing Parties each acknowledges and waives the benefits of California Civil Code Section 1542 (and all similar ordinances and statutory, regulatory, or judicially created laws or rules of any other jurisdiction), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Releasing Parties each agree that this waiver and release is an essential and material term of this Agreement and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages in connection with the Released Matters. Releasing Parties each represent and warrant that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters. Releasing Parties each also understands that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Releasing Parties each has consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters. Notwithstanding anything in this Agreement, Borrower does not waive any of Bank’s obligations under the terms of the Loan Agreement as amended by this Agreement.

9. Dispute Resolution. This Agreement hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Borrower or any Guarantor, and Bank.

10. Miscellaneous.

(a) All the parties hereto agree to and will cooperate fully with each other in the performance of this Agreement and the Loan Documents including, without limitation, executing any additional documents and instruments reasonable or necessary to the full performance of this Agreement. Without limiting the generality of the foregoing, Borrower agrees to execute such other and further documents and instruments as Bank may request to implement the provisions of this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third party beneficiary hereunder.

(c) Bank and Borrower agree that except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

(i) Waive or impair any rights, powers or remedies of Bank under the Loan Documents;

(ii) Constitute an agreement by Bank or require Bank to grant forbearance periods or extend the term of any credit extended by Bank or the time for payment of any of Borrower’s obligations to Bank except as expressly provided herein, none of which Bank agrees or has agreed to do, and all of which matters are in Bank’s sole and absolute discretion;

(iii) Make any other loans or other extension of credit to Borrower or any Guarantor;

(iv) Imply a willingness on the part of Bank to grant any similar or other future amendments or modifications to any of the terms and conditions of the Loan Agreement or the other Loan Documents or grant any waivers, or shall in any way prejudice, impair or effect any rights or remedies of the Bank under the Loan Agreement or the other Loan Documents;

(v) Operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Loan Agreement, as in effect prior to the date hereof; or

(vi) Constitute a satisfaction of Borrower’s or any Guarantor’s Obligations.

(d) In the event of any inconsistency between the terms of this Agreement and any other Loan Document, this Agreement shall govern. Each Obligor acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement, or has had an opportunity to so consult and has knowingly chosen not to do so. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted. The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement.

(e) This Agreement and the other Loan Documents shall not be deemed or construed to create a partnership, tenancy in common, joint tenancy, joint venture, co-ownership or any other relationship aside from a continuing debtor-creditor relationship between Borrower, on the one hand, and Bank, on the other.

(f) In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) If Bank receives any payments or rents, issues, profits or proceeds of any collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law, equitable cause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be reversed and continue as if such payments or proceeds had not been received by Bank.

(h) Notwithstanding the rights given to any Obligor pursuant to California Civil Code sections 1479 and 2822 (and any amendments or successors thereto), to designate how payments will be applied, each Obligor hereby waives such rights and Bank shall have the right in its sole discretion to determine the order and method of the application of payments to this and/or any other credit facilities that may be provided by Bank to any Obligor and to revise such application prospectively or retroactively at its discretion.

(i) This Agreement may not be amended, waived or modified in any manner without the prior written consent of Bank and Borrower.

(j) Borrower shall reimburse Bank for all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (and fees and disbursements of Bank’s in-house legal counsel and staff) expended or incurred by Bank in any arbitration, mediation, judicial reference, legal action or otherwise in connection with: (i) the negotiation, preparation, amendment, interpretation and enforcement of the Loan Documents, including, without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Bank’s rights, remedies and obligations under the Loan Documents; (ii) collecting any sum which becomes due Bank under any Loan Document; (iii) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal; or (iv) the protection, preservation or enforcement of any rights of Bank. For purposes of this section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (4) garnishment, levy, and debtor and third party examinations; and (5) postjudgment motions and proceedings of any kind, including, without limitation, any activity taken to collect or enforce any judgment. All of such costs and expenses shall bear interest from the time of demand at the rate then in effect under the Loan Agreement.

(k) This Agreement and all other Loan Documents and the rights and obligations of the parties hereto shall be governed by the laws of the State of California without regard to principles concerning choice of law.

(l) This Agreement may be executed by facsimile signature and in any number of counterparts which, when taken together, shall constitute but one agreement.

(m) This Agreement and the other Loan Documents are intended by the parties as the final expression of their agreement and therefore incorporate all negotiations of the parties hereto and are the entire agreement of the parties hereto. Borrower acknowledges that it is relying on no written or oral agreement, representation, warranty, or understanding of any kind made by Bank or any employee or agent of Bank except for the agreements of Bank set forth herein or in the other Loan Documents. Except as expressly set forth in this Agreement, the other Loan Documents remain unchanged and in full force and effect.

(n) Bank is subject to the USA Patriot Act and hereby notifies each Obligor that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of each Obligor and other information that will allow Bank to identify Obligors in accordance with that Act.

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IN WITNESS WHEREOF, Bank, Borrower and Closing Date Guarantor have executed this Agreement as of the date set forth in the preamble.

BORROWER		BANK

WAGEWORKS, INC.		UNION BANK, N.A.

By:	/s/ Richard T. Green	By:
Name:	Richard T. Green	Name: James B. Goudy
Title:	Chief Financial Officer	Title: Vice President

GUARANTOR

MHM RESOURCES, LLC

By:	/s/ Richard T. Green
Name:	Richard T. Green
Title:	Manager and Treasurer

IN WITNESS WHEREOF, Bank, Borrower and Closing Date Guarantor have executed this Agreement as of the date set forth in the preamble.

BORROWER	BANK

WAGEWORKS, INC.	UNION BANK, N.A.

By:	By:	/s/ James B. Goudy
Name:	Name: James B. Goudy
Title:	Title: Vice President

GUARANTOR

MHM RESOURCES, LLC

By:
Name:
Title:

SCHEDULE A

Material Agreements

1. Amended and Restated Investors’ Rights Agreement, dated as of December 22, 2005, between Borrower and certain holders of Borrower’s capital stock named therein, as amended by Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated as of December 28, 2009, between Borrower and certain holders of Borrower’s capital stock named therein, and as further amended by Amendment No. 2 to Amended and Restated Investors’ Rights Agreement, dated as of July 30, 2010, between Borrower and certain holders of Borrower’s capital stock named therein.

2. Warrant Agreement to Purchase Shares of Series C Preferred Stock, dated as of May 23, 2005, by and between Borrower and Hercules Technology Growth Capital, Inc.

3. Warrant to Purchase Common Stock of Borrower, issued to ORIX Venture Finance LLC, dated September 26, 2007.

4. Second Amended and Restated Employment Agreement, dated as of November 23, 2010, between Borrower and Joseph L. Jackson.

5. Sublease Agreement between Oracle USA, Inc. and Borrower, dated as of September 13, 2006, as amended by First Amendment to Sublease between Oracle USA, Inc. and Borrower, dated as of October 30, 2006, and as further amended by Second Amendment to Sublease between Oracle America, Inc. and Borrower, dated as of May 1, 2011.

6. Commercial Building Lease, by and between Applied Buildings, LLC and Borrower, dated as of December 17, 2004, as assigned to Borrower pursuant to Assignment and Assumption of Lease, between, HCAP Strategies, Inc. and Borrower, dated as of May 16, 2005 and as amended by Amendment to Commercial Building Lease, between Applied Buildings, LLC and Borrower, dated as of September 8, 2005.

7. Lease, by and between Phoenix Investors #25, L.L.C. and Borrower, dated as of July 23, 2007, as amended by First Amendment to Lease, by and between Phoenix Investors #25, L.L.C. and Borrower, dated as of May 24, 2010, and as further amended by Second Amendment to Lease, by and between Phoenix Investors #25, L.L.C. and Borrower, dated as of August 31, 2010.

8. Sublease Agreement, dated as of June 1, 2011, by and between Borrower and FBMC Benefits Management, Inc.

9. Pinnacle Corporate Centre IV Standard Office Lease, dated as of February 8, 2008, by and between BK Pinnacle IV LLC and MHM, as amended by First Amendment to Lease, dated as of April 30, 2008, by and between BK Pinnacle IV LLC and MHM, and as further amended by Second Amendment to Lease dated as of August 12, 2008 by and between BK Pinnacle IV LLC and MHM.